Exhibit 5.1

		New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 3033 tel 212 701 6033 fax

December 1, 2016

Emera US Finance LP

2711 Centerville Road, Suite 400,

Wilmington, Delaware 19808

Ladies and Gentlemen:

We have acted as special counsel to Emera US Finance LP, a Delaware limited partnership (the “Partnership”), as issuer, and Emera Incorporated, a Nova Scotia company (“Emera”), and Emera US Holdings, Inc., a Delaware corporation (“EUSHI”), as guarantors (the “Guarantors”) in connection with the Partnership’s offer (the “Exchange Offer”) to exchange its 2.150% Senior Notes due 2019 (the “New 2019 Notes”), 2.700% Senior Notes due 2021 (the “ New 2021 Notes”), 3.550% Senior Notes due 2026 (the “New 2026 Notes”) and 4.750% Senior Notes due 2046 (the “New 2046 Notes” and, together with the related guarantees by the Guarantors, (the “New Guarantees”), collectively, the “New Securities”), issued pursuant to an indenture dated as of June 16, 2016 (the “Base Indenture”), as amended and supplemented by a supplemental indenture dated as of June 16, 2016 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Partnership, the Guarantors and American Stock Transfer & Trust Company, LLC, as trustee, for any and all of its outstanding 2.150% Senior Notes due 2019 (the “Old 2019 Notes”), 2.700% Senior Notes due 2021 (the “Old 2021 Notes”), 3.550% Senior Notes due 2026 (the “Old 2026 Notes”) and 4.750% Senior Notes due 2046 (the “Old 2046 Notes” and, together with the Old 2019 Notes, the Old 2021 Notes, the Old 2026 Notes and the related guarantees by the Guarantors (the “Old Guarantees”), collectively, the “Old Securities”) pursuant to the registration statement on Form F-10/S-4 (the “Registration Statement”) filed by the Partnership and the Guarantors with the Securities and Exchange Commission.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Partnership and the Guarantors that we reviewed were and are accurate and (vi) all representations made by the Partnership and the Guarantors as to matters of fact in the documents that we reviewed were and are accurate.

2	December 1, 2016

Based on the foregoing, and subject to the additional assumptions and qualifications set forth below, assuming that the New Guarantees have been duly authorized, executed and delivered by Emera insofar as the laws of the Province of Nova Scotia are concerned, we are of the opinion that the New Securities, when the New Securities are executed, authenticated and delivered in exchange for the Old Securities in accordance with the terms of the Indenture and the Exchange Offer, will constitute valid and binding obligations of the Partnership and the Guarantors, as applicable, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that we express no opinion as to the (w) enforceability of any waiver of rights under any usury or stay law, (x) effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above, and (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the New Securities to the extent determined to constitute unearned interest.

In connection with the opinions expressed above, we have assumed that (i) the Registration Statement shall have been declared effective and such effectiveness shall not have been suspended; (ii) the Indenture and the New Securities are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Partnership and the Guarantors); and (iii) there shall not have occurred any change in law affecting the validity or enforceability of any of the New Securities.

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the Revised Uniform Limited Partnership Act of the State of Delaware except that we express no opinion as to any law, rule or regulation that is applicable to the Partnership and the Guarantors, the Exchange Offer or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to the Exchange Offer or any such party’s affiliates due to the specific assets or business of such party or such affiliate. With respect to all matters of the laws of the Province of Nova Scotia and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Stephen D. Aftanas, Corporate Secretary of Emera.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Validity of Securities” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell LLP